  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998.
                                             REGISTRATION NO. 333-
================================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

          MASSACHUSETTS                                         06-1047163
   (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)


       ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 252-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                  PETER WIRTH
                EXECUTIVE VICE PRESIDENT AND CHIEF LEGAL OFFICER
                              Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:

                          DAVID R. POKROSS, JR., ESQ.
                               PALMER & DODGE LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0100
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this Registration Statement.
                            ------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed maximum    Proposed maximum
       Title of each class of securities         Amount to be        offering           aggregate           Amount of
                to be registered                registered(1)   price per share(2)  offering price(1)(2)  registration fee
------------------------------------------------------------------------------------------------------------------------
Genzyme General Division Common Stock,
  $0.01 par value per share(3)...............  787,060 shares       $34.625            $27,251,953            $8,040
------------------------------------------------------------------------------------------------------------------------

(1) Estimated maximum number of shares issuable upon conversion of principal of, and interest on, the Genzyme Convertible Debenture (the "Debenture") described herein plus such additional indeterminate number of shares of Genzyme General Division Common Stock as shall be required for issuance upon conversion of the Debenture to prevent dilution resulting from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of determining the registration fee. Proposed maximum offering price per share equals the last reported sale price on September 25, 1998, as reported by the Nasdaq National Market.

(3) Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Division Common Stock and automatically trade with such shares.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

                              [GENZYME CORP. LOGO]

                                 787,060 SHARES
                         GENERAL DIVISION COMMON STOCK

     All of the 787,060 shares (the "Shares") of Genzyme General Division Common Stock, $0.01 par value ("GGD Stock"), offered hereby are being offered by selling securityholders (the "Selling Securityholders"). The Shares are issuable to the Selling Securityholders upon the conversion of principal, interest and other amounts payable under a Convertible Debenture of Genzyme Corporation ("Genzyme" or the "Company") dated August 29, 1998 (the "GGD Debenture") in the principal amount of $21,200,000.

     The Shares may be offered and sold by the Selling Securityholders from time to time in open market or privately-negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular dealer might be in excess of customary commissions). See "PLAN OF DISTRIBUTION."

     None of the proceeds from the sale of the Shares by the Selling Securityholders will be received by Genzyme.

     GGD Stock is listed for quotation on the Nasdaq National Market ("Nasdaq") under the symbol "GENZ." On September 25, 1998, the closing sale price of GGD Stock as reported by Nasdaq was $34.625 per share.

                            ------------------------

     INVESTMENT IN GGD STOCK OF GENZYME IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4 HEREOF.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, IN ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               THE DATE OF THIS PROSPECTUS IS             , 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Genzyme Corporation.....................................................    3
Risk Factors............................................................    4
Selling Securityholders.................................................   11
Plan of Distribution....................................................   12
Legal Matters...........................................................   13
Experts.................................................................   13
Available Information...................................................   13
Incorporation of Certain Documents by Reference.........................   14

                              GENZYME CORPORATION

     Genzyme Corporation is a biotechnology company that develops innovative products and services for unmet medical needs. Genzyme has three divisions: (1) Genzyme General Division ("Genzyme General"), which develops and markets therapeutic and surgical products and diagnostic products and services; (2) Genzyme Tissue Repair Division ("Genzyme Tissue Repair" or "GTR"), which develops and markets biological products for the treatment of cartilage damage, severe burns and neurodegenerative diseases; and (3) Genzyme Molecular Oncology Division ("Genzyme Molecular Oncology" or "GMO"), which develops gene-based approaches to cancer therapy and diagnosis through genomics, gene therapy, small molecule drug discovery and genetic diagnostics. Genzyme has three outstanding series of common stock, each of which is intended to reflect the value and track the performance of one of Genzyme's three divisions: GGD Stock, Genzyme Tissue Repair Division Common Stock ("GTR Stock") and Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). GGD Stock and GTR Stock are listed on Nasdaq under the symbols "GENZ" and "GENZL," respectively. GMO Stock is not yet publicly traded but is expected to be listed on Nasdaq under the symbol "GZMO" on or before November 30, 1998.

     For purposes of financial presentation, Genzyme allocates programs, products, assets and liabilities among its divisions; however, Genzyme, the corporation, continues to hold legal title to all such assets and is responsible for all of such liabilities. Holders of GGD Stock, consequently, have no specific claim against the assets attributed to Genzyme General.

     The Company's principal executive offices are located at One Kendall Square, Cambridge, Massachusetts 02139 and its telephone number is (617) 252-7500.

                                  RISK FACTORS

     Statements made in this Prospectus relating to plans for sales and marketing, product development, dividend policy, the timing of regulatory approvals, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). When used in this Prospectus, the words "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain risks described below or elsewhere in this Prospectus (including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on Form 10-K/A (the "1997 Genzyme 10-K/A"), and other documents incorporated herein by reference). Such risks should be considered carefully in evaluating an investment in the GGD Stock.

RISKS RELATED TO GENZYME AND GENZYME GENERAL

  Dependence on Cerezyme(R) Enzyme and Ceredase(R) Enzyme Sales

     Genzyme General's results of operations are highly dependent upon the sales of Cerezyme(R) enzyme and Ceredase(R) enzyme, both of which treat Gaucher's disease. Sales of Cerezyme(R) enzyme and Ceredase(R) enzyme totaled $332.7 million for the year ended December 31, 1997 and $192.1 million for the six months ended June 30, 1998, representing 63% and 66%, respectively, of Genzyme General's product revenue for such periods.

     In 1994, Genzyme introduced Cerezyme(R) enzyme, a recombinant form of the enzyme, to replace Ceredase(R) enzyme, production of which is subject to supply constraints. Genzyme, however, continued producing Ceredase(R) enzyme for patients who had not yet converted to Cerezyme(R) enzyme. Genzyme ceased manufacturing Ceredase(R) enzyme during 1998 because this patient conversion was substantially complete. When the conversion of patients from Ceredase(R) enzyme to Cerezyme(R) enzyme is finished, Genzyme General is likely to record a charge to earnings for excess inventory of Ceredase(R) enzyme and related equipment. This charge to earnings may be material.

     Certain companies have initiated, and other companies in the future may initiate, efforts to develop competitive products addressing Gaucher's disease. Although the Company believes its regulatory position, manufacturing capability and patient and physician relationships provide Cerezyme(R) enzyme with a strong competitive position, there can be no assurance that any competitive products which are developed will not gain market acceptance. A reduction in revenue from sales of Cerezyme(R) enzyme would adversely affect Genzyme's results of operations.

  Risks Inherent in International Operations

     Foreign operations of Genzyme accounted for 36% of consolidated net sales in 1997 as compared to 35% in each of 1996 and 1995. In addition, Genzyme has direct investments in a number of subsidiaries in foreign countries (primarily in Europe and Japan). Financial results of Genzyme could be adversely affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies affect the dollar value of Genzyme's net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. For the year ended December 31, 1997, the impact of such transactions on operating results was not significant; however, Genzyme reported a cumulative foreign currency translation amount of $12.4 million in stockholders' equity as a result of foreign currency adjustments, and there can be no assurance that the Company will not incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. The largest foreign currency exposure results form activity in Dutch guilders, British pounds, French francs, German marks, Spanish pesetas, Italian lira and Japanese yen.

     Genzyme has not hedged net foreign investments in the past, although it may engage in hedging transactions to manage and reduce its foreign exchange risk, subject to certain restrictions imposed by the

Genzyme Board. There can be no assurance that Genzyme's attempts to manage its foreign currency exchange risk will be successful.

  Uncertainty Regarding Patents and Protection of Proprietary Technology

     Genzyme's success depends, to a large extent, on its ability to maintain a competitive technological position in its product areas. Proprietary rights relating to Genzyme's product and services are protected from unauthorized use by third parties only to the extent that they are covered by patents or are maintained in confidence as trade secrets. Genzyme has filed for patents and has rights to numerous patents and patent applications worldwide. While certain of Genzyme's patents have been allowed or issued, there can be no assurance that these allowed and issued patents or additional patents allowed or issued to Genzyme will effectively protect the proprietary technology of Genzyme. In addition, patent litigation is widespread in the biotechnology industry and it is not possible to predict how any such litigation will affect Genzyme.

     No consistent policy has emerged from the U.S. Patent and Trademark Office regarding the breadth of claims allowed in biotechnology patents and, therefore, the degree of future protection for Genzyme's proprietary rights is uncertain. The allowance of broader claims may increase the incidence and cost of patent interference proceedings in the U.S. and the risk of infringement litigation in the U.S. and abroad. Conversely, the allowance of narrower claims, while reducing the risk of infringement, may limit the value of Genzyme's proprietary rights under its patents, licenses and pending patent applications.

     Genzyme attempts to monitor the patent filings of its competitors in an effort to guide the design and development of its products to avoid infringement. Notwithstanding these efforts, there can be no assurance that the patents issued or licensed to Genzyme will remain free of challenge by third parties. In addition, patent applications filed by third parties may, if issued, cover the Company's products and services as ultimately developed, which could have an adverse impact on the Company's results of operations in amounts that cannot presently be determined. Genzyme may, depending on the final formulation of such products and services, need to acquire licenses to, or contest the validity of, such patents. For example, Genzyme may need to acquire patent rights from third parties that cover particular diagnostic and/or therapeutic gene sequences or that cover aspects of adjuvant therapies such as compositions of matter or methods of use related to the administration of cytokines as immunostimulants in combination with a cancer therapy. In gene therapy, Genzyme may need to license a number of patents covering different elements of the technique, such as those relating to a particular viral or non-viral vector or methods for its delivery. The extent to which Genzyme may need to license such rights or contest the validity of such patents depends on the scope and validity of such patents and ultimately on the final design or formulation of its products and services under development. The cost and ability to license any such rights and the likelihood of successfully contesting the validity of such patents are uncertain.

     Genzyme has also relied upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that others will not independently develop such know-how or otherwise obtain access to Genzyme's technology. While Genzyme's employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, there can be no assurance that these agreements will be honored. Certain of Genzyme's consultants have developed portions of Genzyme's proprietary technology at their respective universities or in governmental laboratories. Thee can be no assurance that such universities or governmental authorities will not assert rights to intellectual property arising out of university or government based research conducted by such consultants.

  Regulation by Government Agencies

     The production and sale of health care products and provision of health care services are highly regulated. In particular, human therapeutic and diagnostic products are subject to pre-marketing approval by the U.S. Food and Drug Administration (the "FDA") and comparable agencies in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. Regulation of Genzyme General products and services could also limit Genzyme General's reimbursement for its products and services and otherwise materially affect the results of operations of Genzyme General. Additional regulatory regimes, in the U.S. and internationally, affect the Company's work in gene therapy and the provision of cancer diagnostic services. There can be no assurance that any of the required regulatory approvals will be granted on a timely basis, if at all.

     Certain of Genzyme's products, including Cerezyme(R) enzyme and Ceredase(R) enzyme, have been designated as orphan drugs under the Orphan Drug Act, which provides incentives to manufacturers to develop and market drugs for rare diseases. The Orphan Drug Act generally entitles the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. Legislation has been periodically introduced in recent years, however, to amend the Orphan Drug Act. Such legislation has generally been directed to shortening the period of automatic market exclusivity and granting certain market rights to simultaneous developers of a drug. The effect on Genzyme of any amendments ultimately adopted cannot be assessed at this time.

  No Assurance of Commercial Success of the Sepra Products

     In August 1996, Genzyme received marketing approval from the FDA for Seprafilm(R) bioresorbable membrane and commenced commercial sales of Seprafilm(R) bioresorbable membrane in the U.S. on behalf of Genzyme Ventures
II. The successful commercialization of Seprafilm(R) bioresorbable membrane and other Sepra Products will depend on many factors, including: (i) the content and timing of decisions made by the FDA and other regulatory authorities, (ii) market acceptance of the Sepra Products by surgeons and hospital administrators,
(iii) Genzyme General's ability to deploy its sales force to market the Sepra Products, (iv) Genzyme General's ability to supply sufficient product to meet market demand, (v) the number and relative efficacy of competitive products that may subsequently enter the market and (vi) the degree to which third party reimbursement is available for the Sepra Products. There can be no assurance that Genzyme General will be successful in its efforts to commercialize the Sepra Products and Genzyme General may cease development of one or more of the Sepra Products at any time if demand proves inadequate. In January 1998, Genzyme announced that it had discontinued development of Sepracoat(TM) coating solution for the U.S. market.

  Technology Transferred to Genzyme Development Partners, L.P. ("GDP")

     Genzyme organized GDP, a special purpose research and development entity, and transferred technology and commercial rights to the Sepra Products that Genzyme previously had under development. Genzyme has an option to purchase the limited partnership interests in GDP under certain circumstances. It is uncertain at this time whether Genzyme will exercise this option. If Genzyme does not exercise this option, it will have limited rights in revenues generated from the sale of GDP's products. If Genzyme does exercise this option, it will be required to make substantial cash payments or to issue shares of GGD Stock, or both. Cash payments will diminish Genzyme's capital resources. Payments in GGD Stock could result in dilution to holders of GGD Stock and could negatively affect the market price of such stock.

  Uncertainty Regarding Success of Clinical Trials and Other Risks in Product Development

     Several of Genzyme's products are currently in or will require clinical trials to test safety and efficacy in humans for various conditions. There can be no assurance that Genzyme will not encounter problems in clinical trials that will cause it to delay or suspend these clinical trials. In addition, there can be no assurance that such clinical testing, if completed, will ultimately show these products to be safe and efficacious.

     Product development involves a high degree of risk, and returns to investors are dependent upon successful development of Genzyme's products. There can be no assurance that development of any product will be successfully completed or that FDA approval of any of Genzyme's products under development will be obtained.

  Rapid Technological Change

     The field of biotechnology is expected to continue to undergo significant and rapid technological change. Although Genzyme General will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that research and discoveries by others will not render Genzyme General's products or services obsolete.

  Future Capital Needs

     Although Genzyme currently has substantial cash resources, it has committed to utilize a portion of such funds for certain purposes, such as (i) continuing the development and completing the market introduction in the U.S. and Europe of its line of biomaterial products based on hyaluronic acid for use in limiting the formation of post-operative adhesions (the "Sepra Products"), (ii) continued marketing of Carticel(TM) autologous cultured chondrocytes and developing, producing and marketing other products through GTR and (iii) making certain payments to third parties in connection with strategic collaborations.

     Genzyme had approximately $509.5 million in cash, cash equivalents and short and long-term investments (excluding investments in equity securities) at June 30, 1998. As of June 30, 1998, approximately $100 million was outstanding under Genzyme's $225.0 million revolving credit facility with a group of commercial banks, $82.0 million of which was allocated to Genzyme General and $18.0 million of which was allocated to GTR. Amounts borrowed under this facility are payable on November 15, 1999. Genzyme's cash resources will be diminished upon repayment of amounts borrowed, plus accrued interest, under this credit facility. In addition, in February 1997 Genzyme privately placed a note with an aggregate principal amount of $13.0 million, which is convertible into shares of GTR Stock (the "GTR Note"), to fund GTR's operations and in August 1997 Genzyme privately placed an aggregate principal amount of $20.0 million of debentures convertible into GMO Stock (the "GMO Debentures") to fund GMO's
operations.                percent of the GMO Debentures were converted into
               million of debentures convertible into GGD Stock (the "GGD Debentures'). In May 1998, Genzyme sold $250.0 million in notes convertible into shares of GGD Stock (the "GGD Notes"). Pursuant to the terms of the GTR Note, the GMO Debentures, the GGD Debentures and the GGD Notes, the holders will, in some circumstances, receive cash from Genzyme. To the extent cash is used to pay such principal and accrued interest, the Company's cash reserves will also be diminished. As a result of these commitments and contingencies, Genzyme may have to obtain additional financing. There can be no assurance that any such additional financing will be available on favorable terms, if at all.

  Third Party Reimbursement and Health Care Cost Containment Initiatives

     A majority of Genzyme General's revenues are attributable directly or indirectly to payments received from third party payers, including government health administration authorities and private health insurers. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payers are increasingly challenging the prices charged for health care products and services. Third party payers are also increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that third party insurance coverage will be available for any new products or services developed by Genzyme General. If adequate coverage and reimbursement are not provided by government and other third party payers for Genzyme General's products and services, its results of operations may be materially adversely affected.

     In addition, Congress has from time to time discussed the possible implementation of broad based health care cost containment measures. While these discussions have not led to the enactment of any specific health care cost containment legislation, it is possible that health care measures will again be proposed in Congress. The effects on Genzyme General of any such measures that are ultimately adopted cannot be predicted at this time.

  Product Liability and Limitations of Insurance

     The Company may be subject to product liability claims in connection with the use or misuse of its products during testing or after commercialization. While the Company has taken, and continues to take, what it believes are appropriate precautions, there can be no assurance that Genzyme General will avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance and there can be no assurance that such insurance will provide sufficient coverage against any or all potential product liability claims. If Genzyme attempts to obtain additional insurance in the future, there can be no assurance that it will be able to do so on acceptable terms, if at all, or that such insurance will provide adequate coverage against claims asserted.

  Year 2000

     Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company is assessing the internal readiness of its computer systems for handling the year 2000. The Company expects to implement successfully the systems and programming changes necessary to address year 2000 issues, and does not believe that the cost of such actions will have a material adverse effect on the Company's results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Company's inability to implement such changes could have an adverse effect on future results of operations.

RISKS RELATED TO THE GGD STOCK

  Volatility of Prices; Absence of Dividends

     The market prices for Genzyme's securities have been volatile. Factors such as announcements of technological innovations or new commercial products by Genzyme or its competitors, governmental regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products and industry and market conditions in general may have a significant impact on the market price of Genzyme's securities, including the GGD Stock. No cash dividends have been paid to date on GGD Stock, nor does Genzyme General anticipate paying cash dividends on such stock in the foreseeable future.

  Possible Adverse Effect of Anti-Takeover Provisions

     Certain provisions of Massachusetts law, Genzyme's capital structure, Genzyme's Restated Articles of Organization (the "Genzyme Charter"), Genzyme's bylaws and the terms of Genzyme's stockholder rights plan may have the effect of delaying, deferring or preventing a change in control of Genzyme or a change in its management and thus deprive stockholders of an opportunity to realize a premium for their shares. Tracking stock may also deprive Genzyme stockholders of the opportunity to realize such a premium because, in order to obtain control of a particular division, an acquiror would be required to obtain control of Genzyme. In addition, Genzyme's authorized capital stock includes shares of undesignated common and preferred stock that may be issued from time to time by the Genzyme Board in one or more series. The issuance of additional series of common or preferred stock could have the effect of discouraging attempts to acquire control of Genzyme.

RISKS RELATED TO GENZYME TRACKING STOCK

     Prior to June 18, 1997, Genzyme had outstanding two classes of common stock, GGD Stock and GTR Stock. Effective June 18, 1997, the GGD Stock and GTR Stock were redesignated as separate series of a single class of common stock and a new series of the same class of common stock, GMO Stock, was issued. As a result, Genzyme currently has three series of common stock outstanding: GGD Stock, GTR Stock and GMO Stock, which are intended to reflect the value and track the performance of Genzyme's three operating divisions: Genzyme General, GTR and GMO.

  Stockholders of One Company; Financial Impacts on One Division Could Affect the Others

     Genzyme General, GTR and GMO are each divisions of Genzyme. Notwithstanding the allocation of Genzyme's products and programs among divisions for financial statement presentation purposes and allocation of equity interests, Genzyme continues to hold title to all of the assets and is responsible for all of the liabilities allocated to each of its divisions. Holders of each series of Genzyme common stock have no specific claim against the assets attributed for financial statement presentation purposes to the division whose performance is associated with the series of stock they hold. Liabilities or contingencies of any division that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of the other divisions. Prospective purchasers of the Shares should, therefore, read Genzyme's consolidated financial statements in conjunction with the financial statements of Genzyme General, which are included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  No Rights or Additional Duties With Respect to the Divisions; Potential Conflicts

     Holders of each series of Genzyme common stock have only the rights of stockholders of Genzyme and, except in limited circumstances, do not have any rights specifically related to the division to which such series of common stock relates.

     The existence of separate series of common stock may give rise to occasions when the interests of holders of each series of Genzyme common stock may diverge or appear to diverge. Although Genzyme is aware of no precedent concerning the manner in which Massachusetts law would be applied to the duties of a board of directors in the context of multiple series of common stock with divergent interests, Genzyme believes, based on the advice of counsel, that a Massachusetts court would hold that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner it reasonably believes to be in the best interests of the corporation. Genzyme has been advised that, under Massachusetts law, a good faith determination by a disinterested and adequately informed board of directors that an action is in the best interests of the corporation, taking into account the interests of the holders of each series of common stock and the alternatives reasonably available, should represent an appropriate defense to any challenge by or on behalf of the holders of any series of common stock that such action could have a disparate effect on different series of common stock. However, a Massachusetts court hearing a case involving such a challenge may decide to apply principles of Massachusetts law other than those described above, or may develop new principles of Massachusetts law, in order to decide such a case.

     Disproportionate ownership interests of members of the Genzyme Board in any series of common stock or disparities in the value of such stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for each series of common stock. Nevertheless, Genzyme believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of such series were disproportionate or had disparate values. The Genzyme Board may also from time to time establish one or more committees to review matters presented to it that raise conflict issues, which committee(s) would report to the full Genzyme Board on such matters.

  No Additional Separate Voting Rights

     Holders of each series of Genzyme common stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote (including the election of directors). Except in certain limited circumstances provided under Massachusetts law, in Genzyme's Charter, and in the management and accounting policies adopted by the Genzyme Board, holders of each series of common stock have no right to vote on matters separately. Accordingly, except in limited circumstances, holders of shares of one series of common stock could not bring a proposal to a vote of the holders of that series of common stock only, but would be required to bring any proposal to a vote of all common stockholders.

     On all matters as to which common stockholders generally are entitled to vote, each share of GGD Stock has one vote, each share of GTR Stock has, through December 31, 1998, .33 vote and each share of GMO Stock has, through December 31, 1998, .25 vote. On January 1, 1999 and on January 1 every two years thereafter, the number of votes to which each share of GTR Stock and GMO Stock is entitled will be adjusted to equal the ratio of the Fair Market Value (as defined herein) of one share of GTR Stock and GMO Stock, respectively, to the Fair Market Value of one share of GGD Stock as of such date. Fair Market Value as of any date means the average of the daily closing prices as reported by Nasdaq (or the appropriate exchange or other market on which such shares are then traded) for the 20 consecutive trading days commencing on the

30th trading day prior to such date. In the event such closing prices are unavailable, Fair Market Value will be determined by the Genzyme Board.

     Certain matters as to which the holders of common stock are entitled to vote may involve a divergence or the appearance of a divergence in the interests of holders of each series of Genzyme common stock. If, when a stockholder vote is taken on any matter as to which a separate vote by each series is not required and the holders of any series of common stock would have more than the number of votes required to approve any such matter, the holders of that series would control the outcome of the vote on such matter. Holders of GGD Stock, GTR Stock and GMO Stock currently have approximately 91.2%, 7.7% and 1.1%, respectively, of the total voting power of Genzyme. As a result, on matters which are submitted to a vote of common stockholders, the preferences of the holders of GGD Stock are likely to dominate and determine the outcome of such vote unless and until the relative number of shares outstanding and/or the market value of each series of Genzyme common stock materially changes.

  Exchange of GTR Stock and GMO Stock

     The Genzyme Board can, in its sole discretion, determine to exchange shares of GTR Stock and GMO Stock for cash or shares of GGD Stock (or any combination thereof) at a 30% premium over Fair Market Value of the GTR Stock or GMO Stock at any time. In addition, following a disposition of all or substantially all of the assets of GTR or GMO, the shares of GTR Stock or GMO Stock, as the case may be, are subject to mandatory exchange by Genzyme for cash and/or shares of GGD Stock at a 30% premium over Fair Market Value of such series of common stock as determined by the trading prices during a specified period prior to public announcement of the disposition. Consequently, holders of GTR Stock and GMO Stock may receive a greater or lesser premium for their shares than any premium paid by a third party buyer of all or substantially all of the assets of GTR or GMO. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions" set forth in Exhibit 99.1 to the 1997 Genzyme 10-K/A.

  No Adjustment to Liquidating Distributions

     In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme (other than pursuant to a merger, business combination or sale of substantially all assets), holders of outstanding shares of each series of Genzyme common stock would receive the assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of such series. On June 30, 1998, each share of GGD Stock had 100 liquidation units, each share of GTR Stock had 58 liquidation units and each share of GMO Stock had 25 liquidation units. Because the liquidation units will not be adjusted to reflect changes in the relative market value or performance of each of the divisions of Genzyme, the per share liquidating distribution to a holder of GGD Stock, GTR Stock or GMO Stock is not likely to correspond to the value of the assets of Genzyme General, GTR or GMO, respectively, at the time of a dissolution, liquidation or winding up of Genzyme.

  Management and Accounting Policies Subject to Change

     The Genzyme Board has adopted certain management and accounting policies applicable to the preparation of the financial statements of the divisions of Genzyme, the allocation of corporate expenses, assets and liabilities and other accounting matters, the reallocation of assets between divisions and other matters. These policies may, except as stated therein, be modified or rescinded in the sole discretion of the Genzyme Board without the approval of Genzyme's stockholders, subject to the Genzyme Board's fiduciary duty to all holders of Genzyme's capital stock. The Genzyme Board may also adopt additional policies depending upon the circumstances. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions" set forth in Exhibit 99.1 to the 1997 Genzyme 10-K/A.

  Non-Compete Policy

     The Genzyme Board has adopted a policy providing that the Company will not develop products and services outside of GTR or GMO that compete with products and services being developed or sold by GTR or GMO, other than through joint ventures in which GTR or GMO participates. For a discussion of this and other matters regarding policies relating to the divisions, see "Management and Accounting Policies Governing the Relationship of Genzyme Divisions" set forth in Exhibit 99.1 to the 1997 Genzyme 10-K/A.

  Use of Operating Losses by Other Genzyme Divisions

     Genzyme's management and accounting policies provide that to the extent any division of Genzyme is unable to utilize its operating losses or other projected tax benefits to reduce its current or deferred income tax expense, such losses or benefits may be reallocated to another division on a quarterly basis for financial reporting purposes. Accordingly, although the actual payment of taxes is a corporate liability of Genzyme as a whole, separate financial statements will be prepared for each division and any losses that cannot be utilized by a division will be allocated among the profitable divisions rather than carried forward to reduce the future tax liability of the division generating the losses. This could result in a division with losses (such as GTR and GMO currently) being charged a greater portion of the total corporate tax liability and reporting lower earnings after taxes in the future than would have been the case if such division had retained its losses or other benefits in the form of a net operating loss carryforward. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions" set forth in Exhibit 99.1 to the 1997 Genzyme 10-K/A.

                            SELLING SECURITYHOLDERS

     The Company previously issued        million of GGD Debentures due August
28, 2003. Pursuant to the terms of a Registration Rights Agreement (the "Registration Rights Agreement"), dated as of August 29, 1997, the Company is obligated to register the shares of Genzyme General Division Common Stock issuable upon conversion of the GGD Debentures. The Registration Rights Agreement is included as an exhibit to the Registration Statement of which this Prospectus forms a part and should be reviewed for a complete description of the Company's obligations under the Registration Rights Agreement. The registration of the Shares does not necessarily mean that the Selling Securityholders will sell all or any of the Shares they hold.

     The following table sets forth information concerning the aggregate principal amount of GGD Debentures beneficially owned by each named Selling Securityholder, the number of shares of GGD Stock issuable upon conversion of the GGD Debentures held thereby and the number of other shares of GGD Stock held by the Selling Securityholders. Other than their ownership of such securities, none of the Selling Securityholders has had any material relationship with the Company during the past three years. The table below has been prepared on the basis of the information furnished to the Company by or on behalf of the Selling Securityholders. Any or all of the Shares listed below may be offered for sale by the Selling Securityholders from time to time pursuant to this Prospectus.

                                                               NUMBER OF SHARES OF        NUMBER OF SHARES
                                                            GENZYME GENERAL DIVISION         OF GENZYME
                                    PRINCIPAL AMOUNT OF    COMMON STOCK INTO WHICH THE    GENERAL DIVISION
                                      GGD CONVERTIBLE      DEBENTURES ARE CONVERTIBLE,      COMMON STOCK
                                        DEBENTURES             ALL OF WHICH MAY BE         OWNED PRIOR TO
                                       BENEFICIALLY           SOLD PURSUANT TO THIS         CONVERSION OF
  NAME OF SELLING SECURITYHOLDER         OWNED(1)               PROSPECTUS(1)(2)          THE DEBENTURES(1)
----------------------------------  -------------------    ---------------------------    -----------------



---------------
(1) All information is as of             , 1998.

(2) Assumes conversion of the full amount of debentures held by such holder at the initial rate of approximately 29.7 shares of Genzyme General Division Common Stock per $1,000 in principal amount of debentures. The conversion rate and the number of shares of Genzyme General Division Common Stock issuable upon conversion of the debentures are subject to adjustment under certain circumstances. On August 31, 1998, there were 79,135,204 shares of GGD Stock outstanding.

     Additionally, individuals and entities who, after the date of this Prospectus, receive shares from a listed selling securityholder as a gift or in connection with a pledge may sell up to 500 of such shares using this Prospectus.

                              PLAN OF DISTRIBUTION

     Sales of the Shares may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly to purchasers, to or through broker-dealers who may purchase Shares as principals and thereafter sell the Shares, through a combination of such methods of sale, or otherwise. Broker-dealers engaged by Selling Securityholders may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders, the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares offered hereby may be deemed to be underwriting commissions or discounts under the Securities Act.

     To the extent required, the Company will amend or supplement this Prospectus to disclose material arrangements regarding the plan of distribution. If, for example, the Selling Securityholders elect to sell Shares in an underwritten offering, a Prospectus supplement accompanying this Prospectus will set forth, to the extent required, the aggregate number of Shares being offered, the name or names of the Selling Securityholders, and the terms of the offering, including the name or names of the underwriters, any discounts, concessions or commissions and other terms constituting compensation from the Selling Securityholders, and any discounts, concessions or commissions allowed or reallowed or paid to dealers. In such an underwritten offering, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. In connection with such a sale of Shares, the underwriters may receive compensation from the Selling Securityholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Shares for whom they may act as agent. Underwriters may sell the Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the Prospectus supplement relating thereto, the obligations of any underwriters to purchase the Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Shares if any are purchased. Underwriters may be entitled under agreements with the Company to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Such underwriters may engage in transactions with, or perform services for, the Company for customary compensation.

     Pursuant to the Registration Rights Agreement, the Company has agreed to pay certain expenses incident to the offer and sale of the Shares offered by the Selling Securityholders hereby. The Selling Securityholders, however, will pay any underwriting discounts and selling commissions. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     To comply with the securities laws of certain jurisdictions, the Shares offered hereby may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. Each Selling Securityholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of GGD Stock by the Selling Securityholder. The foregoing may affect the marketability of the Shares.

     The Company's outstanding GGD Stock is included for quotation for trading on Nasdaq, and application has been made to include for quotation the Shares on Nasdaq.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts, counsel for the Company.

                                    EXPERTS

     The consolidated balance sheets of Genzyme as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and the financial statements schedule appearing therein, incorporated by reference into this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined balance sheets of Genzyme General and GTR as of December 31, 1996 and 1997, and the related combined statements of operations and cash flow for each group for each of the three years in the period ended December 31, 1997 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and the financial statement schedule appearing therein, have also been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined balance sheets of GMO as of December 31, 1996 and 1997, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1997 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, have also been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Genzyme is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Reports, proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act and other information filed with the Commission, as well as copies of the Registration Statement, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Genzyme incorporates herein by reference the following documents previously filed with the Commission (File No. 0-14680) pursuant to the Exchange Act: (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Amendments on Form 10-K/A filed with the Commission on April 27, 1998 and June 30, 1998; (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998; (iii) its Current Reports on Form 8-K, dated January 6, 1998 and May 19, 1998; and (iv) the description of GGD Stock and GGD Stock Purchase Rights contained in Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to the executive offices of the Company, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Shareholder Services, telephone (617) 252-7526.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be borne by Genzyme in connection with the registration of the Genzyme General Division Common Stock are estimated as follows:

        SEC Registration Fee........................................  $ 8,040
        Printing and engraving expenses.............................  $ 5,000
        Accounting fees and expenses................................  $ 2,500
        Legal fees and expenses.....................................  $15,000
        Miscellaneous expenses......................................  $   460
                                                                      -------
             Total..................................................  $31,000
                                                                      =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Amended and Restated Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

     Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of Genzyme or of any of its subsidiaries, or who at the request of Genzyme may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by Genzyme or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

     The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

     Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

     Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 16.  EXHIBITS

     See Exhibit Index immediately following signature page.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of September 30, 1998.

                                            GENZYME CORPORATION

                                            By: /s/ DAVID J. MCLACHLAN
                                              ----------------------------------
                                              DAVID J. MCLACHLAN, EXECUTIVE VICE
                                                PRESIDENT, FINANCE AND CHIEF
                                                FINANCIAL OFFICER

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, David J. McLachlan, Peter Wirth and Evan M. Lebson, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-3 (including Pre-and Post-Effective Amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 30, 1998.

                     SIGNATURE                                               TITLE
                     ---------                                               -----

/s/ HENRI A. TERMEER                                     Director and Principal Executive Officer
---------------------------------------------------
HENRI A. TERMEER

/s/ DAVID J. MCLACHLAN                                   Principal Financial and Accounting Officer
---------------------------------------------------
DAVID J. MCLACHLAN

/s/ CONSTANTINE E. ANAGNOSTOPOULOS                       Director
---------------------------------------------------
CONSTANTINE E. ANAGNOSTOPOULOS

/s/ DOUGLAS A. BERTHIAUME                                Director
---------------------------------------------------
DOUGLAS A. BERTHIAUME

/s/ HENRY E. BLAIR                                       Director
---------------------------------------------------
HENRY E. BLAIR

                                                         Director
---------------------------------------------------
ROBERT J. CARPENTER

/s/ CHARLES L. COONEY                                    Director
---------------------------------------------------
CHARLES L. COONEY

/s/ HENRY R. LEWIS                                       Director
---------------------------------------------------
HENRY R. LEWIS

                                EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------

    4.1 Restated Articles of Organization of Genzyme. Filed as Exhibit 1 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997, and incorporated hereby by reference.

    4.2 By-laws of Genzyme. Filed as Exhibit 3.2 to Genzyme's Form 8-K dated December 31, 1991 (File No. 0-14680), and incorporated herein by reference.

    4.3 Indenture, dated as of May 22, 1998, between Genzyme and State Street Bank and Trust Company, as Trustee, including the form of Note. Filed as Exhibit 4.3 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

    4.4 Registration Rights Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Cowen & Company. Filed as Exhibit 4.4 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

    4.5 Purchase Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Cowen & Company. Filed as Exhibit 4.5 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

    4.6 Series Designation for Genzyme Molecular Oncology Division Common Stock, $.01 par value. Filed as Exhibit 2 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997, and incorporated hereby by reference.

    4.7 Series Designation for the Series A, Series B and Series C Junior Participating Preferred Stock, $.01 par value, of Genzyme. Filed as
         Exhibit 3 to Genzyme's Registration on Form 8-A filed with the Commission on June 18, 1997, and incorporated hereby by reference.

    4.8 Amended and Restated Rights Agreement dated as of June 12, 1997 between Genzyme and American Stock Transfer and Trust Company. Filed as Exhibit 5 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997, and incorporated herein by reference.

    4.9 Specimen Callable Warrant to purchase Genzyme Common Stock issued to shareholders of Neozyme II. Filed as Exhibit 28.6 to Genzyme's Form 10-Q for the quarter ended March 31,1992, and incorporated herein by reference.

   4.10 Warrant issued to Richard Warren, Ph.D. Filed as Exhibit 4 to the Form 8-K of IG Laboratories, Inc. dated October 11, 1990 (File No. 0-18439), and incorporated herein by reference.

   4.11 Genzyme Common Stock Purchase Warrant No. A-1 dated July 31, 1997 issued to Canadian Medical Discoveries Fund, Inc. ("CMDF"). Filed as
         Exhibit 10.2 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

   4.12 Genzyme Common Stock Purchase Warrant No. A-2 dated July 31, 1997 issued to CMDF. Filed as Exhibit 10.3 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

   4.13 Genzyme Common Stock Purchase Warrant No. A-3 dated July 31, 1997 issued to CMDF. Filed as Exhibit 10.3 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

   4.14 Registration Rights Agreement dated as of July 31, 1997 by and between Genzyme and CMDF. Filed as Exhibit 10.1 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

   4.15 Genzyme Molecular Oncology Division Convertible Debenture dated August 29, 1997, including a schedule with respect thereto filed pursuant to Instruction 2 to Item 601 of Regulation S-K. Filed as Exhibit 10.6 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

   4.16  Form of Genzyme General Division Convertible Debenture. Filed as
         Exhibit 10.7 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference. Filed herewith.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------

   4.17 Registration Rights Agreement dated as of August 29, 1997 by and among Genzyme and the entities listed on the signature pages thereto. Filed as Exhibit 10.8 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

   4.18  Warrant Agreement between Genzyme and Comdisco, Inc. Filed as Exhibit
         10.22 to a Form 10 of PharmaGenics, Inc. ("PharmaGenics") (File No. 0-20138), and incorporated herein by reference.

   4.19 Form of Genzyme Corporation Convertible Note dated February 28, 1997 issued to Credit Suisse First Boston (Hong Kong) Ltd. ("CSFB"). Filed as Exhibit 4.14 to Genzyme's Form 10-K/A for the year ended December 31, 1997 filed with the Commission on April 27, 1998, and incorporated herein by reference.

   4.20 Registration Rights Agreement dated February 27, 1997 by and between Genzyme and CSFB. Filed as Exhibit 4.15 to Genzyme's Form 10-K/A for the year ended December 31, 1997 filed with the Commission on April 27, 1998, and incorporated herein by reference.

    5.1  Opinion of Palmer & Dodge LLP. Filed herewith.

   23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme Corporation. Filed herewith.

   23.2  Consent of Palmer & Dodge LLP (included in Exhibit 5 hereto).

   24.1  Power of Attorney (included on signature page).